The depositor has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”). The depositor has or will file with the SEC a registration statement (including a prospectus and any prospectus supplement) and any related issuer free writing prospectus with respect to this offering (the “Offering Documentation”). You may get the Offering Documentation (when completed) for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the Offering Documentation from Lehman Brothers Inc., 745 Seventh Ave., New York, NY, 10019, Attn: Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388, extension 59519.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

The Offered Certificates

The certificates consist of the classes of certificates listed in the tables below, together with the Class 1-P, Class 2-P, Class S-X, Class C-X, Class 1-X, Class 2-X, Class LT-R-1, Class LT-R-2, Class R-1 and Class R-2 Certificates. Only the classes of certificates listed in the tables below are offered by this prospectus supplement.

Class	Related Mortgage Pool	Class Principal Amount(1)	Initial Interest Rate(2)	Interest Rate Formula or Interest Rate (until related Initial Optional Termination Date)(3)(5)	Interest Rate Formula or Interest Rate (after related Initial Optional Termination Date)(4)(5)	Principal Type	Interest Type	Certificate Ratings
								S&P	Moody’s
1-AIO	1	(6)	0.60%	0.600%	0.600%	Senior, Notional/Interest Only	Fixed Rate	AAA	Aaa
1-A1	1	$269,465,000	5.40%	LIBOR plus 0.080%	LIBOR plus 0.160%	Super Senior	Variable Rate	AAA	Aaa
1-A2	1	$127,702,000	5.49%	LIBOR plus 0.170%	LIBOR plus 0.340%	Super Senior	Variable Rate	AAA	Aaa
1-A3	1	$50,000,000	5.57%	LIBOR plus 0.250%	LIBOR plus 0.500%	Super Senior	Variable Rate	AAA	Aaa
1-A4A	1	$346,214,000	5.49%	LIBOR plus 0.170%	LIBOR plus 0.340%	Super Senior	Variable Rate	AAA	Aaa
1-A4B	1	$12,452,000	5.52%	LIBOR plus 0.200%	LIBOR plus 0.400%	Senior Support	Variable Rate	AAA	Aaa
1-A5	1	$89,549,000	5.59%	LIBOR plus 0.270%	LIBOR plus 0.540%	Senior Support	Variable Rate	AAA	Aaa
1-M1	1	$15,916,000	5.62%	LIBOR plus 0.300%	LIBOR plus 0.450%	Subordinated	Variable Rate	AAA	Aa1
1-M2	1	$12,616,000	5.64%	LIBOR plus 0.320%	LIBOR plus 0.480%	Subordinated	Variable Rate	AA+	Aa2
1-M3	1	$7,764,000	5.66%	LIBOR plus 0.340%	LIBOR plus 0.510%	Subordinated	Variable Rate	AA	Aa3
1-M4	1	$4,852,000	5.72%	LIBOR plus 0.400%	LIBOR plus 0.600%	Subordinated	Variable Rate	A+	A1
1-M5	1	$4,852,000	5.74%	LIBOR plus 0.420%	LIBOR plus 0.630%	Subordinated	Variable Rate	A	A2
1-M6	1	$4,852,000	5.82%	LIBOR plus 0.500%	LIBOR plus 0.750%	Subordinated	Variable Rate	A-	A3
1-M7	1	$6,793,000	6.47%	LIBOR plus 1.150%	LIBOR plus 1.725%	Subordinated	Variable Rate	BBB+	Baa2
1-M8	1	$4,852,000	7.22%	LIBOR plus 1.900%	LIBOR plus 2.850%	Subordinated	Variable Rate	BBB	Baa3
1-M9	1	$7,278,000	7.22%	LIBOR plus 1.900%	LIBOR plus 2.850%	Subordinated	Variable Rate	BBB-	NR
WF-1-1	2	$117,043,000	5.44%	LIBOR plus 0.120%	LIBOR plus 0.240%	Super Senior	Variable Rate	AAA	Aaa
WF-1-2	2	$13,004,000	5.46%	LIBOR plus 0.140%	LIBOR plus 0.280%	Senior Support	Variable Rate	AAA	Aaa
WF-2	2	$36,508,000	5.51%	5.510%	6.010%	Senior	Fixed Rate	AAA	Aaa
WF-3-1	2	$14,000,000	5.44%	5.440%	5.940%	Senior	Fixed Rate	AAA	Aaa
WF-3-2	2	$22,699,000	5.55%	5.550%	6.050%	Super Senior	Fixed Rate	AAA	Aaa
WF-3-3	2	$2,837,000	5.85%	5.850%	6.350%	Senior Support	Fixed Rate	AAA	Aaa
WF-4-1	2	$20,943,000	5.73%	5.730%	6.230%	Senior	Fixed Rate	AAA	Aaa
WF-4-2	2	$29,918,000	5.79%	5.790%	6.290%	Senior	Fixed Rate	AAA	Aaa
WF-5	2	$21,884,000	5.95%	5.950%	6.450%	Senior	Fixed Rate	AAA	Aaa
WF-6-1(7)	2	$16,000,000	5.52%	5.520%	6.020%	Senior, non-accelerating	Fixed Rate	AAA	Aaa
WF-6-2(7)	2	$15,900,000	5.58%	5.580%	6.080%	Senior, non-accelerating	Fixed Rate	AAA	Aaa
WF-M1	2	$6,387,000	6.09%	6.090%	6.090%	Subordinated	Fixed Rate	AA+	Aa1
WF-M2	2	$5,869,000	6.14%	6.140%	6.140%	Subordinated	Fixed Rate	AA	Aa2
WF-M3	2	$3,452,000	6.19%	6.190%	6.190%	Subordinated	Fixed Rate	AA	Aa3
WF-M4	2	$3,107,000	6.24%	6.240%	6.240%	Subordinated	Fixed Rate	AA-	A1
WF-M5	2	$2,589,000	6.29%	6.290%	6.290%	Subordinated	Fixed Rate	A+	A2
WF-M6	2	$2,244,000	6.34%	6.340%	6.340%	Subordinated	Fixed Rate	A	A3
WF-M7	2	$2,071,000	6.75%	6.750%	6.750%	Subordinated	Fixed Rate	A-	Baa1
WF-M8	2	$1,726,000	6.75%	6.750%	6.750%	Subordinated	Fixed Rate	BBB+	Baa2
WF-M9	2	$1,726,000	6.75%	6.750%	6.750%	Subordinated	Fixed Rate	BBB	Baa3
WF-M10	2	$2,762,000	6.75%	6.750%	6.750%	Subordinated	Fixed Rate	BBB-	NR
_____________________
(1)	These balances are approximate as described in this prospectus supplement.
(2)	Reflects the interest rate as of the October 31, 2006 closing date.
(3)
Reflects the interest rate formula or interest rate up to and including the earliest possible distribution date on which the master servicer has the option to purchase the mortgage loans in pool 1 or pool 2, as applicable, as described in this prospectus supplement under “Description of the Certificates—Optional Purchase of the Mortgage Loans.”

(4)
Reflects the interest rate formula for the group 1 certificates if the option to purchase the mortgage loans in pool 1 is not exercised by the master servicer at the earliest possible distribution date, as described in this prospectus supplement under “Description of the Certificates—Optional Purchase of the Mortgage Loans.” Reflects the interest rate formula for the group 2 senior certificates if the option to purchase the mortgage loans in pool 2 is not exercised by the master servicer at the earliest possible distribution date, as described in this prospectus supplement under “Description of the Certificates—Optional Purchase of the Mortgage Loans.” The interest rate for the Class 1-AIO Certificates will not change if the option to purchase the mortgage loans in pool 1 is not exercised by the master servicer at the earliest possible distribution date. The interest rate for the group 2 subordinate certificates will not change if the option to purchase the mortgage loans in pool 2 is not exercised by the master servicer at the earliest possible distribution date.

(5)
Each interest rate or interest rate formula, other than with respect to the Class 1-AIO Certificates, is subject to the applicable net funds cap, as described in this prospectus supplement under “Summary of Terms—The Certificates—Payments on the Certificates—Interest Payments.”

(6)
The Class 1-AIO Certificates are interest-only certificates that will accrue interest at a fixed rate as described in this prospectus supplement based on a notional amount equal to the principal balance of the fixed rate mortgage loans in pool 1 for each distribution date. The initial notional amount for the first distribution date will equal $291,162,915.

(7)
The Class WF-6-1 and Class WF-6-2 Certificates will not receive payments of principal to the same extent as the other group 2 senior certificates because principal distributions with respect to such classes generally will not be made until November 2009.

The offered certificates will also have the following characteristics:

Class	Record Date(1)	Delay/Accrual Period(2)	Interest Accrual Convention	Final Scheduled Distribution Date	Expected Final Distribution Date(3)	Minimum Denominations(4)	Incremental Denominations	CUSIP Number
1-AIO	CM	24 day	30/360	August 25, 2046	April 25, 2013	$100,000(5)	$1	52523K AM 6
1-A1	DD	0 day	Actual/360	August 25, 2046	January 25, 2009	$25,000	$1	52523K AN 4
1-A2	DD	0 day	Actual/360	August 25, 2046	September 25, 2012	$25,000	$1	52523K AP 9
1-A3	DD	0 day	Actual/360	August 25, 2046	April 25, 2013	$25,000	$1	52523K AQ 7
1-A4A	DD	0 day	Actual/360	August 25, 2046	April 25, 2013	$25,000	$1	52523K BH 6
1-A4B	DD	0 day	Actual/360	August 25, 2046	April 25, 2013	$25,000	$1	52523K BJ 2
1-A5	DD	0 day	Actual/360	August 25, 2046	April 25, 2013	$25,000	$1	52523K BK 9
1-M1	DD	0 day	Actual/360	August 25, 2046	April 25, 2013	$100,000	$1	52523K AR 5
1-M2	DD	0 day	Actual/360	August 25, 2046	April 25, 2013	$100,000	$1	52523K AS 3
1-M3	DD	0 day	Actual/360	August 25, 2046	April 25, 2013	$100,000	$1	52523K AT 1
1-M4	DD	0 day	Actual/360	August 25, 2046	April 25, 2013	$100,000	$1	52523K AU 8
1-M5	DD	0 day	Actual/360	August 25, 2046	April 25, 2013	$100,000	$1	52523K AV 6
1-M6	DD	0 day	Actual/360	August 25, 2046	April 25, 2013	$100,000	$1	52523K AW 4
1-M7	DD	0 day	Actual/360	August 25, 2046	April 25, 2013	$100,000	$1	52523K AX 2
1-M8	DD	0 day	Actual/360	August 25, 2046	April 25, 2013	$100,000	$1	52523K AY 0
1-M9	DD	0 day	Actual/360	August 25, 2046	October 25, 2012	$100,000	$1	52523K AZ 7
WF-1-1	DD	0 day	Actual/360	November 25, 2036	September 25, 2008	$25,000	$1	52523K AA 2
WF-1-2	DD	0 day	Actual/360	November 25, 2036	September 25, 2008	$25,000	$1	52523K AB 0
WF-2	CM	24 day	30/360	November 25, 2036	April 25, 2009	$25,000	$1	52523K AC 8
WF-3-1	CM	24 day	30/360	November 25, 2036	June 25, 2010	$25,000	$1	52523K AD 6
WF-3-2	CM	24 day	30/360	November 25, 2036	June 25, 2010	$25,000	$1	52523K AE 4
WF-3-3	CM	24 day	30/360	November 25, 2036	June 25, 2010	$25,000	$1	52523K AF 1
WF-4-1	CM	24 day	30/360	November 25, 2036	October 25, 2014	$25,000	$1	52523K AG 9
WF-4-2	CM	24 day	30/360	November 25, 2036	October 25, 2014	$25,000	$1	52523K AH 7
WF-5	CM	24 day	30/360	November 25, 2036	December 25, 2014	$25,000	$1	52523K AJ 3
WF-6-1	CM	24 day	30/360	November 25, 2036	December 25, 2014	$25,000	$1	52523K AK 0
WF-6-2	CM	24 day	30/360	November 25, 2036	December 25, 2014	$25,000	$1	52523K AL 8
WF-M1	CM	24 day	30/360	November 25, 2036	December 25, 2014	$100,000	$1	52523K BB 9
WF-M2	CM	24 day	30/360	November 25, 2036	December 25, 2014	$100,000	$1	52523K BC 7
WF-M3	CM	24 day	30/360	November 25, 2036	December 25, 2014	$100,000	$1	52523K BD 5
WF-M4	CM	24 day	30/360	November 25, 2036	December 25, 2014	$100,000	$1	52523K BE 3
WF-M5	CM	24 day	30/360	November 25, 2036	December 25, 2014	$100,000	$1	52523K BF 0
WF-M6	CM	24 day	30/360	November 25, 2036	December 25, 2014	$100,000	$1	52523K BG 8
WF-M7	CM	24 day	30/360	November 25, 2036	December 25, 2014	$100,000	$1	52523K BL 7
WF-M8	CM	24 day	30/360	November 25, 2036	December 25, 2014	$100,000	$1	52523K BM 5
WF-M9	CM	24 day	30/360	November 25, 2036	December 25, 2014	$100,000	$1	52523K BN 3
WF-M10	CM	24 day	30/360	November 25, 2036	July 25, 2014	$100,000	$1	52523K BP 8
______________________
(1)	DD = For any distribution date, the close of business on the business day immediately before that distribution date.
CM = For any distribution date, the last business day of the month immediately preceding the month in which such distribution date occurs; provided, however, that for the first distribution date only, the record date for the Class 1-AIO Certificates shall be the close of business on the business day immediately before that distribution date.
(2)
0 day = For any distribution date, the interest accrual period will be the period beginning on the immediately preceding distribution date (or on October 25, 2006 for the first interest accrual period, in the case of the Class 1-A1, Class 1-A2, Class 1-A3, Class 1-A4A, Class 1-A4B, Class 1-A5, Class 1-M1, Class 1-M2, Class 1-M3, Class 1-M4, Class 1-M5, Class 1-M6, Class 1-M7, Class 1-M8 and Class 1-M9 Certificates and on October 31, 2006 for the first accrual period, in the case of the Class WF-1-1 and Class WF-1-2 Certificates) and ending on the day immediately preceding the related distribution date.

24 day = For any distribution date, in the case of the Class 1-AIO, Class WF-2, Class WF-3-1, Class WF-3-2, Class WF-3-3, Class WF-4-1, Class WF-4-2, Class WF-5, Class WF-6-1, Class WF-6-2, Class WF-M1, Class WF-M2, Class WF-M3, Class WF-M4, Class WF-M5, Class WF-M6, Class WF-M7, Class WF-M8, Class WF-M9 and Class WF-M10 Certificates, the interest accrual period will be the calendar month immediately preceding the month in which the related distribution date occurs.
(3)
The expected final distribution date, based upon (a) 100% of the applicable prepayment assumption for the related mortgage pool, as described under “Yield, Prepayment and Weighted Average—Weighted Average Life”, (b) the applicable modeling assumptions for the related mortgage pool used in this prospectus supplement, as described under “Yield, Prepayment and Weighted Average Life—Weighted Average Life” and (c) assuming the option to purchase the mortgage loans for the related mortgage pool is exercised by the master servicer at the applicable earliest possible distribution date, as described in this prospectus supplement under “Description of the Certificates—Optional Purchase of the Mortgage Loans.”

(4)	With respect to initial European investors only, the underwriter will only sell offered certificates in minimum total investment amounts of $100,000.
(5)	Notional amount.